US007262564B2

(12) United States Patent
Krichtafovitch et al.

(10) Patent No.: US 7,262,564 B2
(45) Date of Patent: *Aug. 28, 2007

(54) **ELECTROSTATIC FLUID ACCELERATOR FOR AND A METHOD OF CONTROLLING FLUID FLOW**

(75) Inventors: **Igor A. Krichtafovitch**, Redmond, WA (US); **Vladimir L. Gorobets**, Redmond, WA (US)

(73) Assignee: **Kronos Advanced Technologies, Inc.**, Belmont, MA (US)

(*) Notice: Subject to any disclaimer, the term of this patent is extended or adjusted under 35 U.S.C. 154(b) by 315 days.

This patent is subject to a terminal disclaimer.

(21) Appl. No.: **10/806,473**

(22) Filed: **Mar. 23, 2004**

(65) **Prior Publication Data**

US 2004/0217720 A1 Nov. 4, 2004

Related U.S. Application Data

(63) Continuation of application No. 10/188,069, filed on Jul. 3, 2002, now Pat. No. 6,727,657.

(51) **Int. Cl.**
H05H 7/00 (2006.01)

(52) **U.S. Cl.** **315/500**; 315/506; 315/503; 315/5.42; 315/111.61

(58) **Field of Classification Search** 315/500, 315/506; 55/138, 151, 136-137
See application file for complete search history.

(56) **References Cited**

U.S. PATENT DOCUMENTS

1,934,923 A 11/1933 Heinrich
1,959,374 A 5/1934 Lissman
2,765,975 A 10/1956 Lindenblad
2,950,387 A 8/1960 Brubaker
3,026,964 A 3/1962 Penney
3,071,705 A 1/1963 Coleman et al.
3,198,726 A 8/1965 Trikilis
3,443,358 A 5/1969 Drenning et al.
3,740,927 A 6/1973 Vincent

(Continued)

FOREIGN PATENT DOCUMENTS

JP 63-143954 6/1988

OTHER PUBLICATIONS

Request for Ex Parte Reexamination under 37 C.F.R. 1.510; U.S. Appl. No. 90/007,276, filed on Oct. 29, 2004.

Primary Examiner—Tho Phan
Assistant Examiner—Chuc Tran
(74) *Attorney, Agent, or Firm*—Fulbright & Jaworski L.L.P.

(57) **ABSTRACT**

An electrostatic fluid acceleration and method of operation thereof includes at least two synchronously powered stages. A single power supply or synchronized and phase controlled power supplies provide high voltage power to each of the stages such that both the phase and amplitude of the electric power applied to the corresponding electrodes are aligned in time. The frequency and phase control allows neighboring stages to be closely spaced at a distance of from 1 to 2 times an inter-electrode distance within a stage, and, in any case, minimizing or avoiding production of a back corona current from a corona discharge electrode of one stage to an electrode of a neighboring stage. Corona discharge electrodes of neighboring stages may be horizontally aligned, complementary collector electrodes of all stages being similarly horizontally aligned between and horizontally offset from the corona discharge electrodes.

27 Claims, 4 Drawing Sheets


105
POWER SUPPLY
114
115
112
113
111
108
d_1
d_2
d_1


102
103
POWER SUPPLY
POWER SUPPLY
116
117
107
106
109
110
d_1
d_2
d_1
104
SYNC. CONTROL

U.S. PATENT DOCUMENTS

3,907,520	A	9/1975	Huang et al.	
3,918,939	A	11/1975	Hardt	
3,981,695	A	9/1976	Fuchs	
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4,086,152	A	4/1978	Rich et al.	
4,216,000	A	8/1980	Kofoid	
RE30,480	E	1/1981	Gelfand	
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4,600,411	A	7/1986	Santamaria	
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5,087,943	A	2/1992	Creveling	
5,136,461	A	8/1992	Zellweger	
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D438,513	S	3/2001	Pinchuk	
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* cited by examiner


POWER SUPPLY
105
106
d1
112
114
d2
115
113
d1
111

Figure 1A


POWER SUPPLY
102
107
d1
108
116
POWER SUPPLY
103
SYNC. CONTROL
104
d2
109
d1
110
117

Figure 1B


V1
V2
V1 - V2
Ic
Time

Figure 2A


V1
V2
V1 - V2
Ic
Time
V1
V2

Figure 2B


300
301
302
303
304
305
306
307
308
309
310
311
312
313
314
315
316
317
318
319
320
321
16
15
5
14
3
2
9
4
6
7
1

Figure 3


418
416
422
409
419
408
410
406
407
421
423
412

Figure 4B


415
414
420
404
413
412
403
417
410
401
402
405
411

Figure 4A

ELECTROSTATIC FLUID ACCELERATOR FOR AND A METHOD OF CONTROLLING FLUID FLOW

RELATED APPLICATIONS

This application is a continuation of U.S. patent application Ser. No. 10/188,069 filed Jul. 3, 2002 now U.S. Pat. No. 6,727,657 and entitled Electrostatic Fluid Accelerator For And A Method Of Controlling Fluid Flow and is related to U.S. patent application Ser. No. 09/419,720 filed Oct. 14, 1999 and entitled Electrostatic Fluid Accelerator, now U.S. Pat. No. 6,504,308, U.S. patent application Ser. No. 10/175,947 filed Jun. 21, 2002 and entitled Method of and Apparatus for Electrostatic Fluid Acceleration Control of a Fluid Flow, now U.S. Pat. No. 6,664,741; U.S. patent application Ser. No. 10/187,983 filed Jul. 3, 2002 and entitled Spark Management Method And Device; U.S. patent application Ser. No. 10/188,069 filed Jul. 3, 2002 and entitled Electrostatic Fluid Accelerator For and a Method Of Controlling Fluid Flow; U.S. patent application Ser. No. 10/295,869 filed Nov. 18, 2002 and entitled Electrostatic Fluid Accelerator which is a continuation of U.S. provisional application Ser. No. 60/104,573, filed on Oct. 16, 1998; U.S. patent application Ser. No. 10/724,707 filed Dec. 2, 2003 and entitled Corona Discharge Electrode and Method of Operating Same; U.S. patent application Ser. No. 10/735,302 filed Dec. 15, 2003 and entitled Method of and Apparatus for Electrostatic Fluid Acceleration Control of a Fluid; and U.S. patent application Ser. No. 10/752,530 filed Jan. 8, 2004 and entitled Electrostatic Air Cleaning Device, all of which are incorporated herein in their entireties by reference.

BACKGROUND OF THE INVENTION

1. Field of the Invention

The invention relates to a device for and method of accelerating, and thereby imparting velocity and momentum to a fluid, and particularly to the use of corona discharge technology to generate ions and electrical fields especially through the use of ions and electrical fields for the movement and control of fluids such as air.

2. Description of the Related Art

A number of patents (see, e.g., U.S. Pat. No. 4,210,847 by Shannon, et al. and U.S. Pat. No. 4,231,766 by Spurgin) describe ion generation using an electrode (termed the "corona electrode"), attracting and, therefore, accelerating the ions toward another electrode (termed the "collecting" and/or "attracting" electrode), thereby imparting momentum to the ions in a direction toward the attracting electrode. Collisions between the ions and the fluid, such as surrounding air molecules, transfer the momentum of the ions to the fluid inducing a corresponding movement of the fluid.

U.S. Pat. No. 4,789,801 of Lee, U.S. Pat. No. 5,667,564 of Weinberg, U.S. Pat. No. 6,176,977 of Taylor, et al., and U.S. Pat. No. 4,643,745 of Sakakibara, et al. also describe air movement devices that accelerate air using an electrostatic field. Air velocity achieved in these devices is very low and is not practical for commercial or industrial applications.

U.S. Pat. Nos. 3,699,387 and 3,751,715 of Edwards describe the use of multiple stages of Electrostatic Air Accelerators (EFA) placed in succession to enhance air flow. These devices use a conductive mesh as an attracting (collecting) electrode, the mesh separating neighboring corona electrodes. The mesh presents a significant air resistance and impairs air flow thereby preventing the EFA from attaining desirable higher flow rates.

Unfortunately, none of these devices are able to produce a commercially viable amount of the airflow. Providing multiple stages of conventional air movement devices cannot, in and of itself, provide a solution. For example, five serial stages of electrostatic fluid accelerators placed in succession deliver only a 17% greater airflow than one stage alone. See, for example, U.S. Pat. No. 4,231,766 of Spurgin.

Accordingly, a need exists for a practical electrostatic fluid accelerator capable of producing commercially useful flow rates.

SUMMARY OF THE INVENTION

The invention addresses several deficiencies in the prior art limitations on air flow and general inability to attain theoretical optimal performance. One of these deficiencies includes excessive size requirements for multi-stage EFA devices since several stages of EFA, placed in succession, require substantial length along an air duct (i.e., along air flow direction). This lengthy duct further presents greater resistance to air flow.

Still other problems arise when stages are placed close to each. Reduced spacing between stages may produce a "back corona" between an attractor electrode of one stage and a corona discharge electrode of an adjacent next stage that results in a reversed air flow. Moreover, due to the electrical capacitance between the neighboring stages, there is a parasitic current flow between neighboring stages. This current is caused by non-synchronous high voltage ripples or high voltage pulses between neighboring stages.

Still another problem develops using large or multiple stages so that each separate (or groups of) stage(s) is provided with its own high voltage power supply (HVPS). In this case, the high voltage required to create the corona discharge may lead to an unacceptable level of sparks being generated between the electrodes. When a spark is generated, the HVPS must completely shut down for some period of time required for deionization and spark quenching prior to resuming operation. As the number of electrodes increases, sparks are generated more frequently than with one set of electrodes. If one HVPS feeds several sets of electrodes (i.e., several stages) then it will be necessary to shut down more frequently to extinguish the increased number of sparks generated. That leads to an undesirable increase in power interruption for the system as a whole. To address this problem, it may be beneficial to feed each stage from its own dedicated HVPS. However, using separate HVPS requires that consecutive stages be more widely spaced to avoid undesirable electrical interactions caused by stray capacitance between the electrodes of neighboring stages and to avoid production of a back corona.

The present invention represents an innovative solution to increase airflow by closely spacing EFA stages while minimizing or avoiding the introduction of undesired effects. The invention implements a combination of electrode geometry, mutual location and the electric voltage applied to the electrodes to provide enhanced performance.

According to an embodiment of the invention, a plurality of corona electrodes and collecting electrodes are positioned parallel to each other or extending between respective planes perpendicular to an airflow direction. All the electrodes of neighboring stages are parallel to each other, with all the electrodes of the same kind (i.e., corona discharge electrodes or collecting electrodes) placed in the same parallel planes that are orthogonal to the planes where electrodes of the same kind or electrodes edges are located. According to another feature, stages are closely spaced to avoid or mini-

mize any corona discharge between the electrodes of neighboring stages. If the closest spacing between adjacent electrodes is "a", the ratio of potential differences (V1–V2) between a voltage V1 applied to the first electrode and a voltage V2 applied to the closest second electrode, and the distance between the electrodes is a normalized distance "aN", then aN=(V1–V2)/a. The normalized distance between the corona discharge wire of one stage to the closest part of the neighboring stage should exceed the corona onset voltage applied between these electrodes, which, in practice, means that it should be no less than 1.2 to 2.0 times of the normalized distance from the corona discharge to the corresponding associated (i.e., nearest) attracting electrode(s) in order to prevent creation of a back corona.

Finally, voltages applied to neighboring stages should be synchronized and syn-phased. That is, a.c. components of the voltages applied to the electrodes of neighboring stages should rise and fall simultaneously and have substantially the same waveform and magnitude and/or amplitude.

The present invention increases EFA electrode density (typically measured in stages-per-unit-length) and eliminates or significantly decreases stray currents between the electrodes. At the same time, the invention eliminates corona discharge between electrodes of neighboring stages (e.g., back corona). This is accomplished, in part, by powering neighboring EFA stages with substantially the same voltage waveform, i.e., the potentials on the neighboring electrodes have the same or very similar alternating components so as to eliminate or reduce any a.c. differential voltage between stages. Operating in such a synchronous manner between stages, electrical potential differences between neighboring electrodes of adjacent EFA components remains constant and any resultant stray current from one electrode to another is minimized or completely avoided. Synchronization may be implemented by different means, but most easily by powering neighboring EFA components with respective synchronous and syn-phased voltages from corresponding power supplies, or with power supplies synchronized to provide similar amplitude a.c. components of the respective applied voltages. This may be achieved with the same power supply connected to neighboring EFA components or with different, preferably matched power supplies that produce synchronous and syn-phased a.c. component of the applied voltage.

BRIEF DESCRIPTION OF THE DRAWINGS

FIG. 1A is a schematic diagram of an Electrostatic Fluid Accelerator (EFA) assembly with a single high voltage power supply feeding adjacent corona discharge stages;

FIG. 1B is a schematic diagram of an EFA assembly with a pair of synchronized power supplies feeding respective adjacent corona discharge stages;

FIG. 2A is a timing diagram of voltages and currents between electrodes of neighboring EPA stages with no a.c. differential voltage component between the stages;

FIG. 2B is a timing diagram of voltages and currents between electrodes of neighboring EFA stages where a small voltage ripple exists between stages;

FIG. 3 is a schematic diagram of a power supply unit including a pair of high voltage power supply subassemblies having synchronized output voltages;

FIG. 4A is a schematic top view of a two stage EFA assembly implementing a first electrode placement geometry; and

FIG. 4B is a schematic top view of a two stage EFA assembly implementing a second electrode placement geometry.

DESCRIPTION OF THE PREFERRED EMBODIMENT

FIG. 1A is a schematic diagram, of an Electrostatic Fluid Accelerator (EFA) device **100** comprising two EFA stages **114** and **115**. First EFA stage **114** includes corona discharge electrode **106** and associated accelerating electrode **112**; second EFA stage **115** includes corona discharge electrode **113** and associated accelerating electrode **111**. Both EFA stages and all the electrodes are shown schematically. Only one set of corona discharge and collecting electrodes are shown per stage for ease of illustration, although it is expected that each stage may include a large number of arrayed pairs of corona and accelerating electrodes. An important feature of EFA **100** is that the distance d_1 between the corona discharge electrode **106** and collector electrode **112** is comparable to the distance d_2 between collector electrode **112** and the corona discharge electrode **113** of the subsequent stage **115**, i.e., the closest distance between elements of adjacent stages is not much greater than the distance between electrodes within the same stage. Typically, the inter-stage distance d_2 between collector electrode **112** and corona discharge electrode **113** of the adjacent stage should be between 1.2 and 2.0 times that of the intra-stage spacing distance d_1 between corona discharge electrode **106** and collector electrode **112** (or spacing between corona discharge electrode **113**, and collector electrode **111**) within the same stage. Because of this consistent spacing, capacitance between electrodes **106** and **112** and between **106** and **113** are of the same order. Note that, in this arrangement, the capacitance coupling between corona discharge electrodes **106** and **113** may allow some parasitic current to flow between the electrodes. This parasitic current is of the same order of amplitude as a capacitive current between electrode pair **106** and **112**. To decrease unnecessary current between electrodes **113** and **106**, each should be supplied with synchronized high voltage waveforms. In the embodiment depicted in FIG. 1A both EFA stages are powered by a common power supply **105** i.e., a power supply having a single voltage conversion circuit or "converter" (e.g., power transformer, rectifier, and filtering circuits, etc.) feeding both stages in parallel. This ensures that the voltage difference between electrodes **106** and **113** is maintained constant relative to electrodes **106** and **111** so that no or only a very small current flows between electrodes **106** and **113**.

FIG. 1B shows an alternate configuration of an EFA **101** including a pair of EFA stages **116** and **117** powered by separate converters in the form of power supplies **102** and **103**, respectively. First EFA stage **116** includes corona discharge electrode **107** and collecting electrode **108** forming a pair of complementary electrodes within stage **116**. Second EFA stage **117** includes corona discharge electrode **109** and collecting electrode **110** forming a second pair of complementary electrodes. Both EFA stage **116**, **117** and all electrodes **107-110** are shown schematically.

First EFA stage **116** is powered by power supply **102** and second EFA stage **117** is powered by power supply **103**. Both EFA stages as well as both power supplies **102** and **103** may be of the same design to simplify synchronization, although different designs may be used as appropriate to accommodate alternative arrangements. Power supplies **102** and **103** are synchronized by the control circuitry **104** to provide synchronized power outputs. Control circuitry ensures that

both power supplies **102** and **103** generate synchronized and syn-phased output voltages that are substantially equal such that the potential difference between the electrodes **107** and **109** is maintained substantially constant (e.g., has no or very small a.c. voltage component). (Note: While the term "synchronized" generally includes both frequency and phase coincidence between signals, the phase-alignment requirement is further emphasized by use of the term "syn-phase" requiring that the signals be in-phase with each other at the relevant locations, e.g., as applied to and as present at each stage.) Maintaining this potential difference constant (i.e., minimizing or eliminating any a.c. voltage component) limits or eliminates any capacitive current flow between electrodes **107** and **109** to an acceptable value, e.g., typically less than 1 mA and preferably less than 100 μA.

The reduction of parasitic capacitive current between electrodes of adjacent EPA stages can be seen with reference to the waveforms depicted in FIGS. **2A** and **2B**. As seen in the FIG. **2A**, voltage V1 present on electrode **107** (FIG. **1B**) and voltage V2 present on electrode **109** are synchronized and syn-phased, but not necessarily equal in d.c. amplitude. Because of complete synchronization, the difference V1−V2 between the voltages present on electrodes **107** and **109** is near constant representing only a d.c. offset value between the signals (i.e., no a.c. component). A current Ic flowing through the capacitive coupling between electrode **107** and electrode **109** is proportioned to the time rate of change (dV/dt) of the voltage across this capacitance:

$$I_c=C^*[d(V1-V2)/dt].$$

It directly follows from this relationship that, if the voltage across any capacitance is held constant (i.e., has no a.c. component), no current flows the path. On the other hand, even small voltage changes may create large capacitive current flows if the voltage changes quickly (i.e., large d(V1−V2)/dt). In order to avoid excessive current flowing from the different electrodes of the neighboring EFA stages, voltages applied to the electrodes of these neighboring stages should be synchronized and syn-phased. For example, with reference to FIG. **2B**, corona voltage V1 and V2 are slightly out of synchronization resulting in a small a.c. voltage component in the difference, d(V1−V2)/dt. This small a.c. voltage component results in a significant parasitic current Ic flowing between adjacent EFA stages. An embodiment of the present invention includes synchronization of power applied to all stages to avoid current flow between stages.

The closest spacing of electrodes of adjacent EFA stages may be approximated as follows. Note that a typical EFA operates efficiently over a rather narrow voltage range. The voltage V_c applied between the corona discharge and collecting electrodes of the same stage should exceed the so called corona onset voltage V_{onset} for proper operation. That is, when voltage V_c is less than V_{onset}, no corona discharge occurs and no air movement is generated. At the same time V_c should not exceed the dielectric breakdown voltage V_b so as to avoid arcing. Depending on electrodes geometry and other conditions, V_b may be more than twice as much as V_{onset}. For typical electrode configurations, the V_b/V_{onset} ratio is about 1.4-1.8 such that any particular corona discharge electrode should not be situated at a distance from a neighboring collecting electrode where it may generate a "back corona." Therefore, the normalized distance aNn between closest electrodes of neighboring stages should be at least 1.2 times greater than the normalized distance "aNc" between the corona discharge and the collecting electrodes of the same stage and preferably not more than 2 times greater than distance "aNc." That is, electrodes of neighboring stages should be spaced so as to ensure that a voltage difference between the electrodes is less than the corona onset voltage between any electrodes of the neighboring stages.

If the above stated conditions are not satisfied, a necessary consequence is that neighboring stages must be further and more widely spaced from each other than otherwise. Such increased spacing between stages results in several conditions adversely affecting air movement. For example, increased spacing between neighboring stages leads to a longer duct and, consequently, to greater resistance to airflow. The overall size and weight of the EFA is also increased. With synchronized and syn-phased HVPSs, these negative aspects are avoided by allowing for reduced spacing between HFA stages without reducing efficiency or increasing spark generation.

Referring to FIG. **3**, a two stage EFA **300** includes a pair of converters in the form of HVPSs **301** and **302** associated with respective first and second stages **312** and **313**. Both stages are substantially identical and are supplied with electrical power by identical HVPSs **301** and **302**. HVPSs **301** and **302** include respective pulse width modulation (PWM) controllers **304** and **305**, power transistors **306** and **307**, high voltage inductors **308** and **309** (i.e., transformers or filtering chokes) and voltage doublers **320** and **321**, each voltage doubler including rectifier circuits **310** and **311**. HVPSs **301** and **302** provide power to respective EFA corona discharge electrodes of stages **312** and **313**. As before, although EFA electrodes of stages **312** and **313** are diagrammatically depicted as single pairs of one corona discharge electrode and one accelerator (or attractor) electrode, each stage would typically include multiple pairs of electrodes configured in a two-dimensional array. PWM controllers **304**, **305** generate (and provide at pin **7**) high frequency pulses to the gates of respective power transistors **306** and **307**. The frequency of these pulses is determined by respective RC timing circuits including resistor **316** and capacitor **317**, and resistor **318** and the capacitor **319**. Ordinarily, slight differences between values of these components between stages results in slightly different operating frequencies of the two HVPS stages which typically supply an output voltage within a range of 50 Hz to 1000 kHz. However, even a slight variation in frequency leads to non-synchronous operation of stages **312** and **313** of EFA **300**. Thus, to ensure the synchronous and syn-phased (i.e., zero phase shift or difference) operation of power supplies **301** and **302**, controller **305** is connected to receive a synchronization signal pulse from pin **1** of the PWM controller **304** via a synchronization input circuit including resistor **315** and capacitor **314**. This arrangement synchronizes PWM controller **305** to PWM controller **304** so that both PWM controllers output voltage pulses that are both synchronous (same frequency) and syn-phased (same phase).

FIGS. **4A** and **4B** are cross-sectional views of two different arrangements of two-stage EFA devices. Although only two stages are illustrated, the principles and structure detailed is equally. With reference to FIG. **4A**, first EFA device **411** consists of two serial or tandem stages **414** and **415**. First stage **414** contains a plurality of parallel corona discharge electrodes **401** aligned in a first vertical column and collecting electrodes **402** aligned in a second columns parallel to the column of corona discharge electrodes **401**. All the electrodes are shown in cross-section longitudinally extending in to and out from the page. Corona discharge electrodes **401** may be in the form of conductive wires as

illustrated, although other configurations may be used. Collecting electrodes **402** are shown horizontally elongate as conductive bars. Again, this is for purposes of illustration; other geometries and configurations may be implemented consistent with various embodiments of the invention. Second stage **415** similarly contains a column of aligned corona discharge electrodes **403** (also shown as thin conductive wires extending perpendicular to the page) and collecting electrodes **404** (again as bars). All the electrodes are mounted within air duct **405**. First and second stages **414** and **415** of EFA **411** are powered by respective separate HVPSs (not shown). The HVPSs are synchronized and syn-phased so the corona discharge electrodes **403** of second stage **415** may be placed at the closest possible normalized distance to collecting electrodes **402** of first stage **414** without adversely interacting and degrading EPA performance.

For the purposes of illustration, we assume that all voltages and components thereof (e.g., a.c. and d.c.) applied to the electrodes of neighboring stages **414** and **415** are equal. It is further assumed that high voltages are applied to the corona discharge electrodes **401** and **403** and that the collecting electrodes **402** and **404** are grounded, i.e., maintained at common ground potential relative to the high voltages applied to corona discharge electrodes **401** and **403**. All electrodes are arranged in parallel vertical columns with corresponding electrodes of different stages horizontally aligned and vertically offset from the complementary electrode of its own stage in staggered columns. A normalized distance **410** between corona discharge electrodes **401** and the leading edges of the closest vertically adjacent collecting electrodes **402** is equal to aN1. Normalized distance aN2 (**413**) between corona electrodes **403** of the second stage and the trailing edges of collecting electrodes **402** of the first stage should be some distance aN2 greater that aN1, the actual distance depending of the specific voltage applied to the corona discharge electrodes. In any case, aN2 should be just greater than aN1, i.e., be within a range of 1 to 2 times distance aN1 and, more preferably, 1.1 to 1.65 times aN1 and even more preferably approximately 1.4 times aN1. In particular, as depicted in FIG. 4A, distance aN2 should be just greater than necessary to avoid a voltage between the corona onset voltage creating a current flow therebetween. Let us assume that this normalized "stant" distance aN2 is equal to 1.4×aN1. Then the horizontal distance **412** between neighboring stages is less than distance aN2 (**413**). As shown, intra-stage spacing is minimized when the same type of the electrodes of the neighboring stages are located in one plane **420** (as shown in FIG. 4A). Plane **414** may be defined as a plane orthogonal to the plane containing the edges of the corona discharge electrodes (plane **417** which is also substantially orthogonal to an airflow direction as shown in FIG. 4A). If the same type electrodes of neighboring states are located in different but parallel planes, such as planes **421** and **422** (as shown in FIG. 4B), the resultant minimal spacing distance between electrodes of adjacent EFA stages is equal to aN2 as shown by line **419**. Note that the length of line **419** is the same as distance **413** (aN2) and is greater than distance **412** so that inter-stage spacing is increased.

In summary, embodiments of the invention incorporate architectures satisfying one or more of three conditions in various combinations:

1. Electrodes of the neighboring EFA stages are powered with substantially the same voltage waveform, i.e., the potentials on the neighboring electrodes should have substantially same alternating components. Those alternating components should be close or identical in both magnitude and phase.

2. Neighboring EFA stages should be closely spaced, spacing between neighboring stages limited and determined by that distance which is just sufficient to avoid or minimize any corona discharge between the electrodes of the neighboring stages.

3. Same type electrodes of neighboring stages should be located in the same plane that is orthogonal to the plane at which the electrodes (or electrodes leading edges) are located.

It should be noted and understood that all publications, patents and patent applications mentioned in this specification are indicative of the level of skill in the art to which the invention pertains. All publications, patents and patent applications are herein incorporated by reference to the same extent as if each individual publication, patent or patent application was specifically and individually indicated to be incorporated by reference in its entirety.

What is claimed is:

1. An electrostatic fluid accelerator comprising:

a first array of corona discharge electrodes disposed in a first plane;

a second array of corona discharge electrodes disposed in a second plane, said second plane being parallel to and spaced apart from said first plane; and

a third array of accelerating electrodes disposed in a third plane, said third plane being parallel to said first and second planes and disposed therebetween, wherein each accelerating electrode of said third array is disposed in a staggered configuration with respect to said corona discharge electrodes of said first array,

wherein a spacing between each corona discharge electrode of said second array and a nearest accelerator electrode of said third array is within the range of 1.2 to 2 times a spacing between each corona discharge electrode of said first array and a nearest accelerator electrode of said third array.

2. The electrostatic fluid accelerator of claim **1**, wherein said spacing between each corona discharge electrode of said second array and a nearest accelerator electrode of said third array is within the range of 1.2 to 1.65 times said spacing between each corona discharge electrode of said first array and a nearest accelerator electrode of said third array.

3. The electrostatic fluid accelerator of claim **1**, wherein said spacing between each corona discharge electrode of said second array and a nearest accelerator electrode of said third array is approximately 1.4 times said spacing between each corona discharge electrode of said first array and a nearest accelerator electrode of said third array.

4. An electrostatic fluid accelerator comprising:

a first array of corona discharge electrodes disposed in a first plane;

a second array of corona discharge electrodes disposed in a second plane, said second plane being parallel to and spaced apart from said first plane;

a third array of accelerating electrodes disposed in a third plane, said third plane being parallel to said first and second planes and disposed therebetween, wherein each accelerating electrode of said third array is disposed in a staggered configuration with respect to said corona discharge electrodes of said first array; and

a forth array of accelerating electrodes disposed longitudinally in a forth plane, said forth plane being parallel to said first, second, and third planes and disposed on

an opposite side of said second array than is said third plane, wherein each accelerating electrode of said forth array is disposed in a staggered orientation with respect to said corona discharge electrodes of said second array.

5. An electrostatic fluid accelerator comprising:

a first array of corona discharge electrodes disposed in a first plane;

a second array of corona discharge electrodes disposed in a second plane, said second plane being parallel to and spaced apart from said first plane;

a third array of accelerating electrodes disposed in a third plane, said third plane being parallel to said first and second planes and disposed therebetween, wherein each accelerating electrode of said third array is disposed in a staggered configuration with respect to said corona discharge electrodes of said first array; and

a high voltage power supply circuit coupled to said first and third arrays, wherein a high voltage waveform provided to corona discharge electrodes of said first array is synchronized with a high voltage waveform provided to corona discharge electrodes of said second array.

6. The electrostatic fluid accelerator of claim 5, wherein said high voltage waveform provided to said first array is syn-phased with said high voltage waveform provided to said second array.

7. The electrostatic fluid accelerator of claim 5, wherein said high voltage power supply circuit comprises:

a first high voltage power supply coupled to said first array;

a second high voltage power supply coupled to said second array; and

control circuitry coupled to said first and second high voltage power supplies and operable to control each said high voltage power supply to generate synchronized and syn-phased high voltage waveforms.

8. An electrostatic fluid accelerator system having a plurality of closely spaced electrostatic accelerator stages, said system comprising:

a first electrostatic accelerator stage having a first array of corona discharge electrodes disposed in a first plane and a first array of accelerating electrodes disposed in a second plane; and

a second electrostatic accelerator stage having a second array of corona discharge electrodes disposed in a third plane and a second array of accelerating electrodes disposed in a forth plane, wherein each corona discharge electrode of said second array of corona discharge electrodes is disposed offset from each accelerating electrode of said first array of accelerating electrodes.

9. The system of claim 8, wherein each of said first, second, third, and forth planes are parallel.

10. The system of claim 8, further comprising:

a high voltage power supply circuit coupled to said first and second arrays of corona discharge electrodes, wherein a high voltage waveform provided to said first array of corona discharge electrodes is synchronized with a high voltage waveform provided to said second array of corona discharge electrodes.

11. The system of claim 10, wherein said high voltage waveform provided to said first array of corona discharge electrodes is syn-phased with said high voltage waveform provided to said second array of corona discharge electrodes.

12. The system of claim 10, wherein said high voltage power supply circuit comprises:

a first high voltage power supply coupled to said first array of corona discharge electrodes;

a second high voltage power supply coupled to said second array of corona discharge electrodes; and

control circuitry coupled to said first and second high voltage power supplies and operable to control each said high voltage power supply to generate synchronized high voltage waveforms.

13. The system of claim 8, wherein each accelerating electrode of said first array of accelerating electrodes is disposed offset from each corona discharge electrode of said first array of corona discharge electrodes.

14. The system of claim 13, wherein each accelerating electrode of said second array of accelerating electrodes is disposed offset from each corona discharge electrode of said second array of corona discharge electrodes.

15. The system of claim 13, wherein corona discharge electrodes of said first array of corona discharge electrodes are disposed in alignment with corona discharge electrodes of said second array of corona discharge electrodes.

16. The system of claim 13, wherein a spacing between said corona discharge electrode of said first array of corona discharge electrodes and said accelerating electrodes of said first array of accelerating electrodes is a first distance, said first distance being greater than an intra-stage electrode spacing as measured along a line normal to each first and second planes.

17. The system of claim 16, wherein a spacing between each corona discharge electrode of said second array of corona discharge electrodes and said accelerating electrodes of said first array of accelerating electrodes is a second distance, said second distance being greater than an inter-stage electrode spacing as measured along a line normal to each said second and third planes, said second distance being greater than said first distance.

18. The system of claim 17, wherein said second distance is in the range of 1.2 to 2 times said first distance.

19. The system of claim 17, wherein said first distance is selected as a function of a corona onset voltage between said corona discharge electrodes of said first array of corona discharge electrodes and said accelerating electrodes of said first array of accelerating electrodes.

20. The system of claim 17, wherein said second distance is selected to prevent a back corona between said second electrostatic accelerator stage and said first electrostatic accelerator stage.

21. A method for providing an electrostatic fluid accelerator, said method comprising:

determining an intra-stage spacing to facilitate a corona onset voltage between corona discharge electrodes and accelerating electrodes of an electrostatic fluid accelerator while minimizing sparking between said corona discharge electrodes and said accelerating electrodes;

determining an inter-stage spacing to prevent a back corona forming between accelerating electrodes of a first electrostatic accelerator stage and corona discharge electrodes of a second electrostatic accelerator stage, said inter-stage spacing being within the range of 1.2 to 2.0 times said intra-stage spacing;

disposing said accelerating electrodes of said first electrostatic accelerator stage in a first plane; and

disposing said corona discharge electrodes of said second electrostatic accelerator stage in a second plane, wherein said first and second planes are parallel, and

wherein a spacing between said first and second planes is less than said inter-stage spacing.

22. The method of claim **21**, wherein said disposing said corona discharge electrodes of said second electrostatic accelerator stage in said second plane comprises:

disposing said corona discharge electrodes parallel to and in an offset configuration with said accelerating electrodes.

23. The method of claim **21**, further comprising:

disposing corona discharge electrodes of said first electrostatic accelerator stage is a third plane, wherein said first, second, and third planes are parallel, and wherein a spacing between said first and third planes is less than said intra-stage spacing.

24. The method of claim **23**, wherein said disposing said corona discharge electrodes of said first electrostatic accelerator stage in said third plane comprises:

disposing said corona discharge electrodes of said first electrostatic accelerator stage parallel to and in-line with said corona discharge electrodes of said second electrostatic accelerator stage and parallel to and in an offset configuration with said accelerating electrodes of said first electrostatic accelerator stage.

25. The method of claim **21**, further comprising:

providing said first electrostatic accelerator stage having a first array of corona discharge electrodes and a first array of accelerating electrodes comprising said accelerating electrodes of said first electrostatic accelerator stage, wherein said providing said first electrostatic accelerator stage includes spacing each corona discharge electrode of said first array of corona discharge electrodes apart from said accelerating electrodes of said first array of accelerating electrodes said intra-stage spacing;

providing a second electrostatic accelerator stage having a second array of accelerating electrodes and a second array of corona discharge electrodes comprising said corona discharge electrodes of said second electrostatic accelerator stage, wherein said providing said second electrostatic accelerator stage includes spacing each corona discharge electrode of said second array of corona discharge electrodes apart from said accelerating electrodes of said second array of accelerating electrodes said intra-stage spacing.

26. The method of claim **25**, further comprising:

exciting said first electrostatic accelerator stage and said second electrostatic accelerator stage with a synchronized high voltage waveform.

27. The method of claim **26**, further comprising:

syn-phasing said high voltage waveform such that a potential difference between said first array of corona discharge electrodes and said second array of corona discharge electrodes is maintained substantially constant.

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